EXHIBIT 99.1

Release: Immediate April 20, 2016

CP announces results of Annual Meeting of Shareholders and director elections

Toronto, ON – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announces the results of its 2016 annual meeting (AGM) held in Toronto earlier today, including the election of all nine nominees listed in the management proxy circular dated February 29, 2016.

CP’s non-binding advisory vote on executive compensation (Say-on-Pay) was narrowly defeated 50.1 percent to 49.9 percent. Although this Say-on-Pay vote is an advisory vote and the results are not binding upon the Board, the Board will take into account the results of this vote, together with other shareholder feedback and best practices in compensation and governance.

All other motions passed.

The detailed results of the vote by ballot on the election of directors are as follows:

	Votes For	% Votes For	Votes Withheld	% Votes Withheld
William A. Ackman	107,758,301	99.4%	671,069	0.6%
Hon. John Baird	104,597,069	96.5%	3,832,304	3.5%
Isabelle Courville	102,378,186	94.4%	6,051,187	5.6%
Keith E. Creel	106,244,007	98%	2,185,366	2.0%
E. Hunter Harrison	104,741,877	96.6%	3,687,495	3.4%
Rebecca MacDonald	104,488,250	96.4%	3,941,123	3.6%
Anthony R. Melman	108,081,089	99.7%	348,284	0.3%
Matthew H. Paull	108,140,267	99.7%	289,106	0.3%
Andrew F. Reardon	108,152,036	99.7%	277,337	0.3%

Final voting results on all matters voted on at the AGM will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

Contacts:
Media
Martin Cej
24/7 Media Pager: 855-242-3674
Martin_Cej@cpr.ca

Investment Community
Nadeem Velani
403-319-3591
investor@cpr.ca